SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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CONSOLIDATED-TOMOKA LAND CO.
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The following press release was issued by Consolidated-Tomoka Land Co. on April 6, 2017.

Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA ANNOUNCES PURCHASE OF SINGLE-TENANT RETAIL PROPERTY IN METRO BOSTON, MASSACHUSETTS FOR $6.3 MILLION

DAYTONA BEACH, Fla – April 6, 2017 –  Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced the acquisition of an approximately 22,500 square foot retail building in the metropolitan Boston, Massachusetts area (the “Property”) for $6.3 million at a 7.1%

cap rate.  The Property is situated on approximately 2.6 acres and is 100% leased to Jo-Ann Stores, Inc. (“Jo-Ann”) under a triple-net lease.  As part of the transaction, the Company negotiated an early lease extension with Jo-Ann to extend the lease term by an additional ten years.  As a result of the extension, the remaining lease term is approximately 12 years.  The Property was built in 2009 as a build-to-suit for Jo-Ann and is located in Saugus, MA within 15 miles of downtown Boston, MA.  The average population and average annual household income within 3-miles of the Property are 111,000 and $94,000, respectively.

The Property was purchased using the remaining proceeds from the $27.2 million sale of approximately 1,581 acres to Minto Communities, as well as, the majority of the proceeds from the recently-announced $3.2 million sale of approximately 28 acres to VanTrust Real Estate, LLC.  As a result of this acquisition, the Company has re-invested 100% of the proceeds from the Minto sale utilizing the 1031 like-kind exchange strategy.

The Company issued the following statement:

The property represents a new tenant and a major new market for the Company’s income property portfolio and has outstanding demographics that will further strengthen the demographic profile of the Company’s existing portfolio.  With this acquisition, the Company’s single-tenant portfolio has a weighted-average remaining lease term of approximately 9.2 years.  This acquisition brings the Company’s total 2017 income property acquisitions to approximately $25 million with a weighted-average cap rate of approximately 6.63%.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 1.9 million square feet of income properties, as well as approximately 8,200 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations for year end 2016 pertaining to the results for the quarter and year ended December 31, 2016, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements.  Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2017 annual meeting of shareholders to be held on April 26, 2017. On March 21, 2017, the Company filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the 2017 annual meeting.  INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.ctlc.com.